Exhibit 5.1

K&L Gates LLP 110 Cannon Street London EC4N 6AR T +44 (0)20 7648 9000 F +44 (0)20 7648 9001 www.klgates.com
Amarin Corporation Plc 110 Cannon Street London EC4N 6AR	Our ref 6002745.00105

6 January 2011

Dear Sirs

AMARIN CORPORATION PLC (THE “COMPANY”)

This opinion is being delivered to you in connection with a registration statement on Form F-3 filed on 10 November 2010 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”), under the United States Securities Act of 1933 as amended (the “US Securities Act”), and the offering of certain securities to be issued by the Company as set out in the prospectus supplement to be filed with the SEC on or about 6 January 2011 (the “Prospectus Supplement”) and forming part of the Registration Statement.

1.	SECURITIES

The Prospectus Supplement is filed in connection with the offer for sale by or on behalf of the Company, as set out in the Prospectus Supplement, of certain American Depositary Shares (“ADSs”) each representing one ordinary share, par value £0.50 per share, of the Company (the “Ordinary Shares”).

2.	DOCUMENTS

For the purposes of this opinion, we have examined only the following:

2.1	a copy of the Registration Statement in the form filed on 10 November 2010 under the US Securities Act (excluding its exhibits) and the Prospectus Supplement substantially in the form to be filed under the US Securities Act;

2.2	a Certificate of Good Standing issued by the Registrar of Companies in England and Wales in respect of the Company dated 5 January 2011;

2.3	a certificate (the “Secretary’s Certificate”) from the Company Secretary of the Company (the “Secretary”) dated 5 January 2011 confirming, inter alia (i) that the Company no longer has an authorised but unissued share capital, and that there are no other limits under the constitution of the Company on the powers of the directors to allot shares or to grant rights to acquire shares; (ii) the nominal amount of shares which the directors are authorised to allot or grant rights to acquire under section 551 of the UK Companies Act 2006 (the “2006 Act”); and (iii) the extent of the powers to allot equity securities conferred on the directors under section 570 of the 2006 Act;

K&L Gates LLP is a limited liability partnership registered in England and Wales under number OC309508 and is regulated by the Solicitors Regulation Authority. Any reference to a partner in relation to K&L Gates LLP is a reference to a member of that LLP. A list of the names of the members and their professional qualifications may be inspected at our registered office, 110 Cannon Street, London EC4N 6AR, England. A reference to any office other than our London and Paris offices is a reference to an office of an associated firm.

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2.4	copies of the certificate of incorporation, certificates of incorporation on change of name and articles of association of the Company (the “Articles”), copies of which are attached to the Secretary’s Certificate;

2.5	information on the file held at Companies House in respect of the Company disclosed by an online search of such file carried out by us at Companies House at 11 a.m. on 5 January 2011 (the “Companies Registry Search”);

2.6	a copy of the minutes of a meeting of the board of directors of the Company dated 8 December 2010, a copy of which is attached to the Secretary’s Certificate;

2.7	a copy of the minutes of a meeting of a committee of the board of directors of the Company dated 5 January 2011, a copy of which is attached to the Secretary’s Certificate; and

2.8	a copy of the resolutions of the Company’s shareholders dated 6 July 2010, authorising the board of directors of the Company to allot shares and to grant rights to subscribe for or otherwise acquire shares and empowering the directors to allot equity securities, a copy of which is attached to the Secretary’s Certificate.

3.	ASSUMPTIONS

For the purposes of this opinion we have assumed without investigation:

3.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

3.2	the capacity, power and authority of each of the parties (other than the Company) to any documents reviewed by us;

3.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

3.4	that all agreements or documents examined by us that are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding under the laws by which they are (or are expressed to be) governed;

3.5	that the contents of the Secretary’s Certificate were true when given and remain true as at the date of this opinion and that there is no matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate incorrect or misleading;

3.6	that the resolutions of the board and committee of the board of directors of the Company set out in the minutes referred to in paragraphs 2.6 and 2.7 above have not been amended or rescinded and are in full force and effect and that the minutes have been filed in the Company’s statutory books;

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3.7	that no event has occurred since the issue of the Certificate of Good Standing referred to at paragraph 2.2 above such that the Registrar of Companies would decline to issue a similar certificate as at the date of this opinion;

3.8	having undertaken the Companies Registry Search, having telephoned the Companies Court in England and made oral enquiries regarding any entry in respect of the Company on the Central Index of Winding Up Petitions at 11 a.m. on 5 January 2011 (the “Central Index Search”) and having made enquiries of the Secretary (together, the “Searches and Enquiries”) (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, that on the date of this opinion no members or creditors’ voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator, liquidator, provisional liquidator, trustee or similar officer has been appointed in relation to the Company or any of its assets;

3.9	that no change has occurred to the information on the file at Companies House in respect of the Company since the time of the Companies Registry Search;

3.10	that the Companies Registry Search revealed all matters required by law to be notified to the Registrar of Companies and that the information revealed is complete and accurate as of the date of the Companies Registry Search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.11	that the information revealed by the Central Index Search is complete and accurate as of the date of such search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.12	that the centre of main interests, as such term is defined in Article 3(1) of the European Regulation on Insolvency Proceedings (EC No. 1346/2000), of the Company is and remains in England;

3.13	that:

(a)	no Ordinary Shares shall be allotted or issued at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

(b)	no alteration shall have been made to the Articles or the Prospectus Supplement as at the date of allotment and issue of any Ordinary Shares; and

(c)	at the time of allotment and issue of the Ordinary Shares the Company shall have received in full in cash the subscription price payable for the such Ordinary Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all the Ordinary Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

3.14	that, in respect of any Ordinary Shares to be allotted and issued pursuant to the underwriters’ over-allotment option (as described in the Prospectus Supplement) (the “Option Shares”):

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(a)	any Option Shares will be allotted and issued in accordance with the terms set out in the Prospectus Supplement and in accordance with the Articles;

(b)	a meeting of the board of directors of the Company (or a duly constituted and empowered committee thereof) was or shall have been duly convened and held and a valid resolution passed at such meeting, or a valid written resolution of the directors or a duly constituted and empowered committee thereof shall have been passed, to approve the allotment and issue of such Option Shares;

(c)	as at the date of allotment of Option Shares, the directors of the Company shall have sufficient authority and powers conferred on them to allot such Option Shares under section 551 of the 2006 Act and under section 570 of the 2006 Act as if section 561 of the 2006 Act did not apply to such allotment and the directors of the Company shall not issue (or purport to issue) Option Shares and shall not grant rights (or purport to grant rights) to acquire Option Shares in excess of such powers or in breach of any other limitation on their powers to issue shares or grant rights to acquire shares;

(d)	the directors of the Company will use all their authorities and will exercise all their powers in connection with each allotment and issue of Option Shares bona fide in the interests of the Company and in a way most likely to promote the success of the Company for the benefit of its members as a whole;

3.15	that no Ordinary Shares or rights to subscribe for Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services & Markets Act 2000 (“FSMA”) or of any other UK laws or regulations concerning the offer of securities to the public, and no communication has been or shall be made in relation to the Ordinary Shares in breach of section 21 of FSMA or any other UK laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

3.16	that the ADSs represent Ordinary Shares on a one-for-one basis;

3.17	that no shares or securities of the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of FSMA);

3.18	that in issuing and allotting the Ordinary Shares the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

3.19	that the Company’s place of central management is not in the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers;

3.20	that the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded;

3.21	that the Company has complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations; and

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3.22	that there will be no change to the Articles or the Prospectus Supplement which would affect any of the opinions given in this opinion.

4.	OPINION

4.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is a company duly incorporated and validly existing and in good standing under English law; and

(b)	upon allotment and issue thereof and payment therefor, when the Ordinary Shares are allotted and issued pursuant to the Prospectus Supplement, such Ordinary Shares will be validly issued, fully paid and non-assessable.

4.2	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Ordinary Shares means under English law that holders of such Ordinary Shares, in respect of which all amounts due on such Ordinary Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Ordinary Shares.

5.	RESERVATIONS

Our reservations are as follows:

5.1	no allotment of any Ordinary Shares has (we understand) yet taken place and no such allotment may in the event take place;

5.2	we express no opinion on European Community law as it affects any jurisdiction other than England;

5.3	the obligations of the Company are subject to all laws from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, reorganisation or any other laws (or other legal or equitable remedies) or legal procedures affecting the rights of creditors or their enforcement;

5.4	we have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate;

5.5	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the SEC) or any investment exchange outside the United Kingdom (including, without limitation, the NASDAQ Stock Market LLC) for the purpose of this opinion;

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5.6	this opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to allot the Ordinary Shares and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions’ guidelines;

5.7	the expression “in good standing” in paragraph 4.1 above means that according to the documents on the file of the Company in the custody of the Registrar of Companies, the Company has been in continuous and unbroken existence since the date of its incorporation and that no notification has been received by the Registrar of Companies that it is in liquidation or administration;

5.8	any Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing with the Registrar of Companies, (iv) the possibility of delays by the Registrar of Companies or his staff in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

5.9	any Central Index Search may not completely and accurately reveal whether or not petitions for winding-up orders or administration orders have been lodged, since (i) whilst in relation to winding-up petitions it should show all such petitions issued in England and Wales, it is limited to petitions for administration issued in London only, (ii) there may be delays in entering details of petitions on the index, (iii) County Courts may not notify the Central Index immediately (if at all) of petitions which they have issued, (iv) enquiries of the Central Index, in any event, only show petitions presented since June 1994 and (v) errors and mis-filing may occur;

5.10	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Ordinary Shares, such details being recorded by or on behalf of the Company in a separate register of allotments which contains certain of the information required under the 2006 Act and we assume that the same procedure will be adopted in relation to the Ordinary Shares to be allotted and issued as described in paragraph 1 above;

5.11	in relation to the assumption at paragraph 3.12 above, we understand that the Company moved its tax residence to the Republic of Ireland in 2008 and we have not considered the effect this change in tax residence may have on any of the matters covered by this opinion; and

5.12	a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members’ interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner and such an order may extend to the allotment of the Ordinary Shares.

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This opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur after the date of this opinion.

This opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force and as interpreted at the date of this opinion and that the English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this opinion.

This opinion is given solely to you in connection with the filing of the Prospectus Supplement. It may not be used nor relied upon for any other purpose. Furthermore, we are acting solely for the Company in giving this opinion and we do not owe any duty to, or accept any liability to, any other person and no other person may rely on this opinion.

We hereby consent to the filing of this opinion in its full form and the use of our name under the caption “Legal Matters” contained in the Prospectus Supplement or in such other form as we may approve in writing.

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully,

/s/ K&L Gates LLP

K&L Gates LLP